Exhibit 99.1

Jacquelyn Davis
6628 N. River Crossing
China Spring, TX 76633

Dec. 5, 2005

Mr. Brian Pardo, Chairman
Life Partners Holdings, Inc.
204 Woodhew Dr.
Waco, TX 76712

Dear Mr. Pardo and Members of the Board:

I regret to inform you that I was unable to attend the Board of Directors meeting on November 22, 2005 but, due to issues concerning my personal health, I am unable to devote the time and attention necessary for participation as a member of the Board of Directors. Therefore, I hereby resign my position as a board member effective today.

I have no disagreements with the company or the board and wish the company all the best in its future operations.

Sincerely,

/s/ Jackie Davis

Jackie Davis